Sub-Items 77I and 77Q1(d)

Terms of New or Amended Securities

BNY Mellon Funds Trust (the "Trust")

Effective May 31, 2016, the Board of Trustees of the Trust approved the following proposals:

1.      A proposal to offer Class A, Class C, Class I and Class Y shares (the "Share Class Proposal") of BNY Mellon Income Stock Fund (the "Income Stock Fund"); and

2.      A proposal to modify the eligibility requirements of Class M shares (the "Class M Eligibility Proposal") of each fund comprising the Trust (collectively, the "Funds").

The changes with respect to the Share Class Proposal are reflected in the Income Stock Fund's Prospectus and the Trust's combined Statement of Additional Information (the "SAI") filed with the Securities and Exchange Commission (the "SEC") on May 27, 2016 as Post-Effective Amendment No. 59 to the Trust's Registration Statement ("Post-Effective Amendment No. 59").

The changes with respect to the Class M Eligibility Proposal are reflected in a Supplement to the Funds' combined Prospectus filed with the SEC on May 31, 2016 pursuant to Rule 497(e) under the Securities Act of 1933, as amended, and the SAI.

The Trust's revised Rule 18f-3 Plan, with respect to the Share Class Proposal and the Class M Eligibility Proposal, was filed as Exhibit (n) to Post-Effective Amendment No. 59 and is incorporated by reference hereto.